Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of BMB Munai, Inc. of our report, dated June 13, 2007 (including our report dated June 13, 2007 regarding the effectiveness of BMB Munai, Inc.’s internal control over financial reporting as of March 31, 2007) for the year ended March 31, 2007, and to the reference to our firm under the caption “Experts” and all other references of our firm included in this Registration Statement.

/s/ HANSEN, BARNETT & MAXWELL, P.C.

HANSEN, BARNETT & MAXWELL, P.C.

Salt Lake City, Utah

October 18, 2007